First Foundation Inc. (NYSE: FFWM) April 25, 2024

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FIRST QUARTER 2024 RESULTS

●	Net income of $793 thousand for the quarter or earnings per share of $0.01 for the quarter (basic and diluted).
●	Loan to deposit ratio of 94.8% as of March 31, 2024.
●	Tangible book value per share of $16.35.

1Q24 Key Financial Data	Highlights

Profitability Metrics	1Q24	4Q23	1Q23
Return on average assets (%)	0.02	0.08	0.26
Adjusted return on average assets (%)(a)	0.03	0.09	0.25
Return on average common equity (%)	0.3	1.1	3.0
Return on average tangible common equity (%)(a)	0.5	1.2	3.7
Net interest margin (%)	1.17	1.36	1.83
Efficiency ratio (%)(a)	98.4	98.5	84.5

Income Statement (b)	1Q24	4Q23	1Q23
Net interest income	$ 38,386	$ 42,493	$ 58,755
Noninterest income	$ 12,683	$ 13,876	$ 11,698
Net income attributable to common shareholders	$ 793	$ 2,548	$ 8,496
Adjusted net income attributable to common shareholders(a)	$ 1,059	$ 2,828	$ 8,382
Earnings per share	$ 0.01	$ 0.05	$ 0.15
Adjusted earnings per share (basic and diluted) (a)	$ 0.02	$ 0.05	$ 0.15

Balance Sheet (b)	1Q24	4Q23	1Q23
Total loans	$ 10,086,346	$ 10,177,802	$ 10,669,803
Total deposits	$ 10,638,970	$ 10,688,932	$ 10,051,706
Net charge-off ratio	0.01%	0.02%	0.06%
Tangible book value per share(a)	$ 16.35	$ 16.30	$ 16.17
Total risk-based capital ratio	12.49%	12.27%	11.44%

●
Loan to deposit ratio of 94.8% as of March 31, 2024.
●
Insured and collateralized deposits represent approximately 85% of total deposits.
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Maintained strong liquidity position ($4.4 billion):
-
$1.6 billion in cash & cash equivalents on balance sheet as of March 31, 2024, representing 11.7% of total assets.
-
Available credit facilities of $2.0 billion with the Federal Home Loan Bank and $453 million with the Federal Reserve Bank’s discount window as of March 31, 2024.
-
$170 million available in uncommitted credit lines as of March 31, 2024.
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Market value of unpledged securities of $184 million as of March 31, 2024.
-
Liquidity to uninsured and uncollateralized deposits ratio of 2.7x

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Pre-tax, pre-provision net revenue of $460 thousand for the quarter.
●
Noninterest expense decreased to $50.6 million compared to $55.9 million in the prior quarter.
●
All risk-based capital ratios continue to increase with Total Risk-Based Capital increasing to 12.49% from 12.27% in the prior quarter.
●
Nonperforming assets to total assets of 0.18%, compared to 0.15% in the prior quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $793 thousand, or $0.01 per share (basic and diluted) for the quarter.  Additionally, we announced today that our Board of Directors has approved the payment of a quarterly cash dividend of $0.01 per common share payable on May 16, 2024, to common shareholders of record as of May 6, 2024.

Scott F. Kavanaugh President & CEO

"I am pleased to announce the performance of our team during the first quarter of 2024,” said Scott F. Kavanaugh, President and CEO of First Foundation Inc. “Despite the ongoing challenges faced by our industry, we have once again demonstrated our resilience and ability to navigate through turbulent times. Our continuous focus on controlling costs and optimizing operations has resulted in a steady but encouraging trajectory, as reflected by a decrease in total non-interest expense, a healthy increase in cash and cash equivalents, low ratio of nonperforming assets, and a continuously improving loan to deposit ratio. We have worked hard to increase recurring revenue by locking in spreads on mortgage-backed securities and adding additional C & I loans that have funded during the quarter or will fund early in the second quarter while also producing fairly sizable savings on the expense side. I was also impressed with our team’s build of core deposits during the quarter. My sincere appreciation goes to our dedicated team for their hard work and resolute efforts towards our continued success. I am confident that by staying focused on our strategic goals and leveraging our strengths, we will continue to deliver strong results and create sustainable value for our shareholders."

Jamie Britton CFO

“We are delighted to present another quarter of building momentum despite what continues to be a dynamic economic landscape,” stated Jamie Britton, Chief Financial Officer of First Foundation Inc.  “As we navigate the environment, we remain focused not only on our strategic opportunities, but also on the ways we can continue strengthening our execution and risk-management discipline to deliver improved financial performance and resilience going forward.  We are proud of our teammates’ successes this quarter, and we remain optimistic about the opportunities that lie ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

l

1Q24 Highlights
Financial Results:
●
Pre-tax, pre-provision net revenue totaled $460 thousand in the first quarter compared to $477 thousand in the prior quarter.
●
The allowance for credit losses on loans totaled $29.3 million at March 31, 2024, compared to $29.2 million at December 31, 2023.  The ratio of allowance for credit losses to total loans held for investment was 0.29% for the quarter, unchanged from the prior quarter.
●
Nonperforming assets (“NPAs”) to total assets were 0.18%, compared to 0.15% from the prior quarter and 0.13% from the first quarter of 2023.
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Cash and cash equivalents totaled $1.6 billion, representing 11.7% of total assets at March 31, 2024, compared to $1.3 billion, representing 10% of total assets at December 31, 2023.
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$2.4 billion in combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window.  Additional $170 million available in uncommitted federal funds credit lines and $20 million available in holding company line of credit.
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Loan to deposit (“LTD”) ratio of 94.8% as of March 31, 2024, compared to 95.2% as of December 31, 2023.
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Total tangible shareholders’ equity of $924 million and tangible book value of $16.35 per share (non-GAAP measures).
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$77.6 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $71.5 million in the prior quarter.
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Deposits totaled $10.6 billion at March 31, 2024, compared to $10.7 billion at December 31, 2023.  Noninterest-bearing deposits as a percentage of total deposits increased to 17% at March 31, 2024, compared to 14% at December 31, 2023.
●
Net interest margin (“NIM”) was 1.17% for the quarter, down from 1.36% in the prior quarter, reflecting higher deposit costs.

Other Activity:
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Noninterest income as a percentage of total revenue was 25% for the quarter, unchanged from the prior quarter.
●
Noninterest expense totaled $50.6 million in the quarter compared to $55.9 million in the prior quarter.  The decrease was largely attributable to decreases in customer service costs.
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Cost of deposits was 3.63%, up from 3.41% in the prior quarter.
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Assets totaled $13.6 billion at March 31, 2024 compared to $13.3 billion at December 31, 2023, largely due to increases in cash and cash equivalents and investment securities.
●
Assets under management (“AUM”) at FFA ended the quarter at $5.5 billion, compared to $5.2 billion in the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, compared to $1.3 billion in the prior quarter.

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances decreased to $10.1 billion as of March 31, 2024 compared to $10.2 billion and $10.7 billion as of December 31, 2023 and March 31, 2023, respectively.  Loan fundings totaled $302 million, offset by loan payments and payoffs of $393 million, in the quarter.  This compares to loan fundings totaling $339 million, offset by loan payments and payoffs of $444 million, in the prior quarter and loan fundings totaling $481 million, offset by loan payments and payoffs of $537 million in the first quarter of 2023.  Commercial and industrial (“C&I”) loans accounted for 91% of total fundings for the quarter, unchanged from the prior quarter.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

During the quarter, loans totaling $3.7 million in unpaid principal balance were sold, resulting in a net gain on sale of loans of $263 thousand.

Loan portfolio average yield was 4.70% in the quarter, unchanged from the prior quarter, and compared to 4.54% in the first quarter of 2023.  Average yields on new loan fundings were 8.39% in the quarter compared to 8.47% in the prior quarter and 7.40% in the first quarter of 2023.

Investment Securities

Investment securities were $1.6 billion as of March 31, 2024, compared to $1.5 billion and $1.1 billion as of December 31, 2023 and March 31, 2023, respectively.  During the quarter, $1.1 billion in investment securities were purchased, offset by $1.0 billion in sales and maturities, resulting in a net gain on sale of securities available-for-sale of $221 thousand.

The allowance for credit losses for investments was $8.0 million as of March 31, 2024, compared to $8.2 million and $12.3 million as of December 31, 2023 and March 31, 2023, respectively.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $17.5 million as of March 31, 2024, compared to $15.2 million as of December 31, 2023.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $60.1 million as of March 31, 2024, compared to $56.3 million as of December 31, 2023.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $77.6 million, or 4.91% of the combined portfolios as of March 31, 2024, compared to $71.5 million or 4.76% of the combined portfolios as of December 31, 2023.

Investment securities portfolio average yield increased to 4.06% in the quarter, compared to 3.84% in the prior quarter and 2.50% in the first quarter of 2023.

Deposits and Borrowings

Deposits were $10.6 billion as of March 31, 2024, compared to $10.7 billion and $10.1 billion as of December 31, 2023 and March 31, 2023, respectively.  Noninterest-bearing demand deposits accounted for 17% of total deposits as of March 31, 2024, compared to 14% and 23% as of December 31, 2023 and March 31, 2023, respectively.  Certificates of deposit accounted for 26% of total deposits as of March 31, 2024, compared to  29% and 24% as of December 31, 2023 and March 31, 2023, respectively.  Core deposits accounted for 64% of total deposits as of

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

March 31, 2024, compared to 60% and 81% as of December 31, 2023 and March 31, 2023, respectively.  Brokered deposits accounted for 36% of total deposits as of March 31, 2024, compared to 40% and 19% as of December 31, 2023 and March 31, 2023, respectively.

Cost of deposits increased to 3.63% for the quarter, compared to 3.41% for the prior quarter and 2.38% for the first quarter of 2023.

Insured and collateralized deposits accounted for approximately 85% of total deposits as of March 31, 2024, compared to 87% from the prior quarter.

Our loan to deposit ratio measured 94.8% as of March 31, 2024, compared to 95.2% and 106.1% as of December 31, 2023 and March 31, 2023, respectively.

Borrowings were $1.7 billion as of March 31, 2024, compared to $1.4 billion and $2.1 billion as of December 31, 2023 and March 31, 2023, respectively.  Average borrowings outstanding were $1.6 billion or 11.8% of total average assets for the quarter, compared to $1.1 billion or 8.7% of total average assets for the prior quarter and $1.2 billion or 9.2% for the first quarter of 2023.  The increased average borrowings from the prior quarter were used to enhance on-balance sheet liquidity, as cash and cash equivalents as a percentage of total assets increased to 11.7% as of March 31, 2024 from 10.0% as of December 31, 2023.

As of March 31, 2024, our unused borrowing capacity was $2.6 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access to the Federal Reserve Bank’s discount window.

Private Wealth Management and Trust Assets

AUM was $5.5 billion as of March 31, 2024, compared to $5.2 billion  as of December 31, 2023 and March 31, 2023.  The net change in AUM balance of $0.2 billion from the prior quarter is comprised of the following:  $69 million of new accounts; $61 million of net withdrawals; and $209 million of performance gains.  AUA at FFB’s Trust Department was $1.2 billion as of March 31, 2024, compared to $1.3 billion as of December 31, 2023 and March 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income was $38.4 million for the quarter, compared to $42.5 million for the prior quarter and $58.8 million for the first quarter of 2023.  Interest income totaled $150.5 million for the quarter, compared to $146.6 million for the prior quarter and $137.0 million for the first quarter of 2023.   The increase in interest income compared to the prior quarter was due to an increase in the average interest-earning asset balances as well as an increase in the average yields earned on such balances.  Average interest-earning asset balances totaled $13.0 billion for the quarter, compared to $12.7 billion for both the prior quarter and first quarter of quarter of 2023.  Yields on interest-earning assets averaged 4.64% for the quarter, compared to 4.62% for the prior quarter and 4.32% for the first quarter of 2023.

Interest expense was $112.1 million for the quarter, compared to $104.1 million for the prior quarter and $78.2 million for the first quarter of 2023.  The increase in interest expense compared to the prior quarter was due to an increase in average interest-bearing liability balances as well as an increase in the average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $10.6 billion for the quarter, compared to $9.9 billion for the prior quarter and $9.3 billion for the first quarter of 2023.  Rates on interest-bearing liability balances averaged 4.24% for the quarter, compared to 4.19% for the prior quarter and 3.41% for the first quarter of 2023.  Rates on interest-bearing deposits averaged 4.28% for the quarter, compared to 4.21% for the prior quarter and 3.19% for the first quarter of 2023.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

Rates on borrowings averaged 4.08% for the quarter, compared to 4.07% for the prior quarter and 4.80% for the first quarter of 2023.

The 0.02% increase in average yield earned on interest-earning assets was offset by a 0.05% increase in average rate paid on interest-bearing liability balances, contributing to a contraction in net interest margin (“NIM”) for the quarter.  NIM was 1.17% for the quarter, compared to 1.36% for the prior quarter and 1.83% for the first quarter of 2023.

Noninterest Income

Noninterest income was $12.7 million in the quarter, compared to $13.9 million in the prior quarter and $11.7 million in the first quarter of 2023.

Noninterest income during the quarter was comprised of $7.1 million in investment advisory fees, $1.5 million in trust consulting and administrative fees, $0.5 million in combined gains on the sale of loans and securities, $0.8 million in unrealized gains on derivative assets classified as capital market activities, $0.7 million in gains on the sale of REO, $0.9 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $0.7 million.

Noninterest income as a percentage of total revenues was 25% for the quarter, unchanged from the prior quarter and compared to 17% for the first quarter of 2023.

Noninterest Expense

Noninterest expense was $50.6 million in the quarter, compared to $55.9 million in the prior quarter and $59.3 million in the first quarter of 2023.

Compensation and benefits were $19.4 million in the quarter, compared to $18.4 million in the prior quarter and $25.3 million in the first quarter of 2023.  Compensation and benefits expense increased compared to the prior quarter due largely to the annual re-setting of employer-paid payroll tax expense.  Average FTEs totaled 564 in the quarter, compared to 573 in the prior quarter and 672 in the first quarter of 2023.

Customer service costs were $10.7 million in the quarter, compared to $16.4 million in the prior quarter and $16.7 million in the first quarter of 2023.  The decrease in customer service costs was due to a decrease in depository account balances receiving earnings credit on such accounts as well as a decrease in the rates paid on such accounts.

Our efficiency ratio (non-GAAP) for the quarter was 98.4%, compared to 98.5% for the prior quarter, and 84.5% for the first quarter of 2023.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax benefit of $910 thousand in the first quarter of 2024, compared to a tax benefit of $2.3 million in the prior quarter and income tax expense of $2.2 million in the first quarter of 2023. Our effective tax rates for the first quarter of 2024, the prior quarter and the first quarter of 2023 were 777.8%, -927.4%, and 20.6%, respectively.  The changes in the effective tax rate were predominately due to the changes in pretax income.

Asset Quality

Total nonperforming assets were $24.0 million as of March 31, 2024, compared to $20.2 million and $17.4 million as of December 31, 2023 and March 31, 2023, respectively.  Our ratio of nonperforming assets to total assets was

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

0.18% as of March 31, 2024, compared to 0.15% and 0.13% as of December 31, 2023 and March 31, 2023, respectively. Total delinquent and nonaccrual loans were $35.9 million or 0.36% of total loans as of March 31, 2024, compared to $42.5 million or 0.42% of total loans as of December 31, 2023, and $48.3 million or 0.45% of total loans as of March 31, 2023.

Our allowance for credit losses for loans was $29.3 million, or 0.29% of total loans held for investment as of March 31, 2024, compared to $29.2 million, or 0.29% of total loans held for investment as of December 31, 2023, and $31.1 million, or 0.29% of total loans held for investment as of March 31, 2023.  Net charge-offs were $0.3 million or 0.01% of average loan balances for the quarter, compared to net charge-offs of $0.6 million or 0.02% of average loan balances for the prior quarter, and net charge-offs of $1.7 million or 0.06% of average loan balances for the first quarter of 2023.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 81.6% as of March 31, 2024, compared to 68.7% and 64.4% as of December 31, 2023, and March 31, 2022, respectively.

Capital

As of March 31, 2024, First Foundation Inc. exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	March 31,	December 31,	March 31,	Regulatory
(unaudited)	2024	2023	2023	Requirements
Tier 1 leverage ratio	7.00%	7.20%	7.16%	5.00%
Common Equity Tier 1 ratio	10.20%	10.02%	9.31%	6.50%
Tier 1 risk-based capital ratio	10.20%	10.02%	9.31%	8.00%
Total risk-based capital ratio	12.49%	12.27%	11.44%	10.00%
Tangible common equity to tangible assets ratio [2]	6.80%	6.91%	6.81%	N/A %

(1)	Regulatory capital ratios are for First Foundation Inc. (consolidated). The ratios are preliminary and subject to change until filing of our March 31, 2024 Call Report
(2)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report

Shareholders' equity totaled $928.7 million as of March 31, 2024, compared to $925.3 million and $1.1 billion as of December 31, 2023, and March 31, 2023, respectively.  The change from the prior quarter consists primarily of net income of $793 thousand for the quarter and a net gain in accumulated other comprehensive income (“AOCI”) of $2.7 million for the quarter.  Our tangible book value per common share (non-GAAP measure) was $16.35 as of March 31, 2024, compared to $16.30 as of December 31, 2023, and $16.17 as of March 31, 2023.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Thursday, April 25, 2024 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (800) 715-9871 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help each client at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited, except for December 31, 2023)

(in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
	2024	2023	2023
ASSETS

Cash and cash equivalents	$1,588,036	$1,326,629	$1,317,129

Securities available-for-sale ("AFS")	805,126	711,446	223,612
Securities held-to-maturity ("HTM")	775,702	789,578	847,036
Allowance for credit losses - investments	(7,911)	(8,220)	(12,288)
Net securities	1,572,917	1,492,804	1,058,360

Loans held for investment	10,086,346	10,177,802	10,669,803
Allowance for credit losses - loans	(29,295)	(29,205)	(31,095)
Net loans	10,057,051	10,148,597	10,638,708

Investment in FHLB stock	36,668	24,613	58,716
Accrued interest receivable	53,446	54,163	49,415
Deferred taxes	33,565	29,142	22,763
Premises and equipment, net	40,019	39,925	37,530
Real estate owned ("REO")	6,210	8,381	6,210
Bank owned life insurance	48,978	48,653	47,728
Goodwill	-	-	215,252
Core deposit intangibles	4,578	4,948	6,149
Derivative assets	6,035	-	-
Other assets	138,772	149,393	158,224
Total Assets	$13,586,275	$13,327,248	$13,616,184

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,638,970	$10,688,932	$10,051,706
Borrowings	1,705,493	1,409,056	2,121,249
Subordinated debt	173,413	173,397	173,351
Accounts payable and other liabilities	139,665	130,520	136,140
Total Liabilities	12,657,541	12,401,905	12,482,446

Shareholders’ Equity:
Common Stock	57	56	56
Additional paid-in-capital	721,362	720,899	719,261
Retained earnings	218,802	218,575	428,956
Accumulated other comprehensive loss	(11,487)	(14,187)	(14,535)
Total Shareholders’ Equity	928,734	925,343	1,133,738
Total Liabilities and Shareholders’ Equity	$13,586,275	$13,327,248	$13,616,184

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended
(in thousands, except share and	March 31,	December 31,	March 31,
per share amounts)	2024	2023	2023
Interest income:
Loans	$118,444	$120,241	$120,643
Securities	19,774	15,649	6,891
Cash, FHLB Stock, and Fed Funds	12,235	10,708	9,466
Total interest income	150,453	146,598	137,000

Interest expense:
Deposits	94,492	90,874	62,140
Borrowings	15,870	11,511	14,415
Subordinated debt	1,705	1,720	1,690
Total interest expense	112,067	104,105	78,245

Net interest income	38,386	42,493	58,755

Provision for credit losses	577	229	417

Net interest income after provision for credit losses	37,809	42,264	58,338

Noninterest income:
Asset management, consulting and other fees	8,614	8,648	8,796
Gain on sale of loans	263	-	-
Gain on sale of securities available-for-sale	221	2,304	-
Capital market activities	836	-	-
Gain on sale of REO	679	-	-
Other income	2,070	2,924	2,902
Total noninterest income	12,683	13,876	11,698

Noninterest expense:
Compensation and benefits	19,407	18,353	25,286
Occupancy and depreciation	9,087	9,478	8,897
Professional services and marketing costs	3,390	3,499	4,295
Customer service costs	10,738	16,404	16,715
Other expenses	7,987	8,158	4,147
Total noninterest expense	50,609	55,892	59,340

(Loss) income before income taxes	(117)	248	10,696
Income tax (benefit) expense	(910)	(2,300)	2,200
Net income	$793	$2,548	$8,496

Net income per share:
Basic	$0.01	$0.05	$0.15
Diluted	$0.01	$0.05	$0.15
Shares used in computation:
Basic	56,484,353	56,452,327	56,376,669
Diluted	56,503,573	56,477,589	56,410,416

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended
(in thousands, except share and per share amounts	March 31,	December 31,	March 31,
and percentages)	2024	2023	2023
Selected Financial Data:
Return on average assets	0.02%	0.08%	0.26%
Return on average equity	0.3%	1.1%	3.0%
Return on average tangible equity (1)	0.5%	1.2%	3.7%
Efficiency ratio (2)	98.4%	98.5%	84.5%
Net interest margin	1.17%	1.36%	1.83%
Cost of deposits	3.63%	3.41%	2.38%
Loan to deposit ratio	94.8%	95.2%	106.1%
Noninterest income as a % of total revenues	25.1%	24.7%	16.6%
Loan originations	$301,733	$338,829	$480,891
Assets under management	$5,466,176	$5,249,948	$5,228,893
Tangible common equity to tangible assets ratio(1)	6.80%	6.91%	6.81%
Book value per share	$16.43	$16.39	$20.09
Tangible book value per share (1)	$16.35	$16.30	$16.17

Asset Quality:
Nonperforming assets
Nonaccrual loans	$17,810	$11,832	$11,181
Other real estate owned	6,210	8,381	6,210
Total nonperforming loans	$24,020	$20,213	$17,391

Loans 30 - 89 days past due	$18,104	$28,928	$34,632
Accruing loans 90 days or more past due	$—	$1,730	$2,444

Nonperforming assets to total assets	0.18%	0.15%	0.13%
Loans 30 - 89 days past due to total loans	0.18%	0.28%	0.32%
Allowance for credit losses to loans held for investment	0.29%	0.29%	0.29%
Allowance for credit losses to past due and nonaccrual loans	81.6%	68.7%	64.4%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.02%	0.06%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands)	2024	2023	2023
Banking:
Interest income	$150,453	$146,598	$137,000
Interest expense	110,362	102,362	76,449
Net interest income	40,091	44,236	60,551
Provision for credit losses	577	229	417
Noninterest income	5,683	7,115	4,801
Noninterest expense	44,540	50,182	51,645
Income before income taxes	657	940	13,290
Income tax (benefit) expense	(711)	(2,112)	2,947
Net income	$1,368	$3,052	$10,343

Wealth Management:
Noninterest income	$7,349	$7,130	$7,291
Noninterest expense	5,676	5,156	6,065
Income before income taxes	1,673	1,974	1,226
Income tax expense	487	520	364
Net income	$1,186	$1,454	$862

Other and Eliminations:
Interest income	$—	$—	$—
Interest expense	1,705	1,743	1,796
Net interest expense	(1,705)	(1,743)	(1,796)
Noninterest income	(349)	(369)	(394)
Noninterest expense	393	554	1,630
(Loss) income before income taxes	(2,447)	(2,666)	(3,820)
Income tax (benefit) expense	(686)	(708)	(1,111)
Net (loss) income	$(1,761)	$(1,958)	$(2,709)

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2024	2023	2023	2023	2023
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,220,725	$5,227,885	$5,240,385	$5,267,048	$5,332,815
Single Family	929,922	950,712	960,139	982,779	1,008,657
Subtotal	6,150,647	6,178,597	6,200,524	6,249,827	6,341,472
Commercial properties	990,769	987,596	1,043,930	1,070,518	1,155,624
Land and construction	95,532	137,298	141,216	159,091	166,166
Total real estate loans	7,236,948	7,303,491	7,385,670	7,479,436	7,663,262
Commercial and industrial loans	2,831,982	2,856,228	2,877,441	3,085,242	2,985,984
Consumer loans	1,261	1,328	3,545	3,591	3,862
Total loans	10,070,191	10,161,047	10,266,656	10,568,269	10,653,108
Premiums, discounts and deferred fees and expenses	16,155	16,755	16,697	16,932	16,695
Total	$10,086,346	$10,177,802	$10,283,353	$10,585,201	$10,669,803

Deposits:
Demand deposits:
Noninterest-bearing	$1,827,520	$1,467,806	$2,412,670	$2,660,249	$2,263,412
Interest-bearing	2,785,092	2,881,786	2,275,351	2,280,932	2,364,213
Money market and savings	3,309,002	3,195,670	3,150,696	3,096,365	2,997,666
Certificates of deposit	2,717,356	3,143,670	2,973,477	2,769,440	2,426,415
Total	$10,638,970	$10,688,932	$10,812,194	$10,806,986	$10,051,706

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2024	2023	2023
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$12,129	$13,185	$16,358
Single family	4,587	3,808	15,212
Subtotal	16,716	16,993	31,570
Commercial properties:
Non-owner occupied CRE	1	-	1,945
Owner-occupied CRE	603	100	594
Subtotal	604	100	2,539
Land and construction	11,038	14,264	18,223
Total real estate loans	28,358	31,357	52,332
Commercial and industrial loans	273,363	307,367	428,508
Consumer loans	12	105	51
Total	$301,733	$338,829	$480,891

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.77%	6.98%	5.96%
Single family	8.35%	8.52%	6.07%
Subtotal	7.21%	7.33%	6.01%
Commercial properties:
Non-owner occupied CRE	4.25%	0.00%	6.92%
Owner-occupied CRE	8.65%	9.50%	7.79%
Subtotal	8.64%	9.50%	7.12%
Land and construction	8.07%	7.58%	6.31%
Total real estate loans	7.58%	7.45%	6.17%
Commercial and industrial loans	8.47%	8.58%	7.55%
Consumer loans	2.05%	6.02%	4.19%
Total	8.39%	8.47%	7.40%

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2024	2023	2023
Average Balances:
FHLB stock, fed funds, and deposits	$958,059	$812,068	$955,668
Securities AFS	1,168,187	838,598	247,931
Securities HTM	779,516	793,219	852,459
Loans	10,096,425	10,208,857	10,691,615
Total interest-earnings assets	13,002,187	12,652,742	12,747,673
Deposits: interest-bearing	8,888,423	8,557,531	7,911,858
Deposits: noninterest-bearing	1,595,584	2,002,891	2,672,409
Borrowings	1,565,829	1,122,858	1,216,727
Subordinated debt	173,403	173,387	173,341
Total interest-bearing liabilities	10,627,655	9,853,776	9,301,926

Average Yield / Rate:
FHLB stock, fed funds, and deposits	5.14%	5.23%	4.02%
Securities AFS	5.26%	5.33%	3.72%
Securities HTM	2.27%	2.25%	2.15%
Loans	4.70%	4.70%	4.54%
Total interest-earnings assets	4.64%	4.62%	4.32%
Deposits (interest-bearing only)	4.28%	4.21%	3.19%
Deposits (noninterest and interest-bearing)	3.63%	3.41%	2.38%
Borrowings	4.08%	4.07%	4.80%
Subordinated debt	3.95%	3.93%	3.96%
Total interest-bearing liabilities	4.24%	4.19%	3.41%

Net Interest Rate Spread	0.40%	0.43%	0.91%

Net Interest Margin	1.17%	1.36%	1.83%

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted diluted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including an adjustment for non-cash goodwill impairment charges, and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2024	2023	2023
Average shareholders' equity	$921,911	$919,667	$1,135,611
Less: Average goodwill and intangible assets	4,701	5,143	221,618
Average tangible common equity	$917,210	$914,524	$913,993

Average assets	$13,281,368	$13,129,807	$13,241,725

Net income	$793	$2,548	$8,496
Adjustments:
Plus: Amortization of intangible assets expense	370	389	434
Less: FDIC assessment credit	—	—	(724)
Less: Stock compensation expense reversal	—	—	(1,118)
Plus: Severance costs	—	—	468
Plus: Professional service costs	—	—	782
Total Adjustments	370	389	(158)
Less: Tax impact of adjustments above	(104)	(109)	44
Total after-tax adjustments to net income	266	280	(114)
Adjusted net income attributable to common shareholders(5)	$1,059	$2,828	$8,382

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	28.0%

Return on average common equity(1)	0.3%	1.1%	3.0%
Return on average tangible common equity(2) (5)	0.5%	1.2%	3.7%

Return on average assets (3)	0.02%	0.08%	0.26%
Adjusted return on average assets (4) (5)	0.03%	0.09%	0.25%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2024	2023	2023
Total noninterest expense	$50,609	$55,892	$59,340
Less: Amortization of intangible assets expense	(370)	(389)	(434)
Add: FDIC assessment credit	-	-	724
Less: Professional service costs	-	-	(782)
Add: Stock compensation expense reversal	-	-	1,118
Less: Severance costs	-	-	(468)
Adjusted Noninterest expense	$50,239	$55,503	$59,498

Net interest income	$38,386	$42,493	$58,755
Plus: Total noninterest income	12,683	13,876	11,698
Adjusted Revenue(1)	$51,069	$56,369	$70,453

Efficiency Ratio(1)	98.4%	98.5%	84.5%

(1) Non-GAAP measure

FIRST FOUNDATION INC. FIRST QUARTER 2024 RESULTS

NON-GAAP TANGIBLE SHAREHOLDERS’ EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible book value per share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholders’ equity is calculated by taking shareholders’ equity and subtracting goodwill and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible shareholders’ equity and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per share to the non-GAAP measure of tangible book value per share.  The table below also provides a reconciliation of the GAAP measure of net income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2024	2023	2023
Shareholders' equity	$928,734	$925,343	$1,133,738
Less: Goodwill and intangible assets	4,578	4,948	221,401
Tangible Shareholders' Equity(1)	$924,156	$920,395	$912,337

Total assets	$13,586,275	$13,327,248	$13,616,184
Less: Goodwill and intangible assets	4,578	4,948	221,401
Tangible assets(1)	$13,581,697	$13,322,300	$13,394,783

Equity to Asset Ratio	6.84%	6.94%	8.33%
Tangible Common Equity to Tangible Assets Ratio(1)	6.80%	6.91%	6.81%

Book value per share	$16.43	$16.39	$20.09
Tangible book value per share(1)	16.35	16.30	16.17
Basic common shares outstanding	56,511,864	56,467,623	56,424,276

Adjusted net income attributable to common shareholders(1)	$1,059	$2,828	$8,382

Average basic common shares outstanding	56,484,353	56,452,327	56,376,669
Average diluted common shares outstanding	56,503,573	56,477,589	56,410,416
Net income per share (basic)	$ 0.01	$ 0.05	$ 0.15
Net income per share (diluted)	$ 0.01	$ 0.05	$ 0.15
Adjusted earnings per share (basic)(1)	$ 0.02	$ 0.05	$ 0.15
Adjusted earnings per share (diluted)(1)	$ 0.02	$ 0.05	$ 0.15

(1) Non-GAAP financial measure